Exhibit 99.1

Teva Reports 2017 Full Year and Fourth Quarter Financial Results

JERUSALEM--(BUSINESS WIRE)--February 8, 2018--Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) today reported results for the year and the quarter ended December 31, 2017.

	FY 2017	Q4 2017
Revenues	$22.4 billion	$5.5 billion
Cash flow from operations	$3.5 billion	$1.2 billion
GAAP earnings (loss) per share	($16.26)	($11.41)
Non-GAAP EPS	$4.01	$0.93

2018 Business outlook:

  Revenues are expected to be $18.3 - 18.8 billion
  Non-GAAP EPS is expected to be $2.25-2.50

Kåre Schultz, Teva’s President and CEO, said, “2017 was a challenging year for Teva. Starting 2018 we are focused on meeting our financial obligations and ensuring a much more solid and sustainable business model going forward. We are making strong progress on the restructuring plan, and I am optimistic about the progress made and remain confident in our ability to deliver on our targets in the coming year.

Teva remains a recognized world-class leader in global healthcare, delivering unique value through accessible treatments and innovative medicines. By improving our financial profile through stabilization of our operating profit and cash flow, we will be better positioned to continue serving patients worldwide.”

Goodwill Impairment In 2017, we noted significant adverse challenges in the U.S. generics market and the economic environment. These challenges included: (i) additional pricing pressure in the U.S. generics market as a result of customer consolidation into larger buying groups capable of extracting greater price reductions; (ii) pricing challenges due to government regulation; (iii) accelerated FDA approval of additional generic versions of off-patent medicines, resulting in increased competition for these products; (iv) delays in new launches of certain of our generic products; (v) originator strategies to maintain market share, reducing the value of newly launched complex or novel generics (vi) changes to traditional distribution model, and (vii) the recently-enacted U.S. tax reform legislation is expected to limit our ability to achieve targeted tax efficiencies compared to prior estimates. Consequently, we recorded goodwill impairments of $17.1 billion, mainly with respect to our U.S. generics reporting unit.

During the fourth quarter of 2017, we noted further deterioration in the U.S. generics market and economic environment, further limitations on our ability to influence generic medicines pricing in the long term and a decrease in value from future launches. These developments included: (i) additional pricing pressure in the U.S. generics market as a result of customer consolidation into larger buying groups capable of extracting greater price reductions; (ii) pricing challenges due to government regulation; (iii) accelerated FDA approval of additional generic versions of off-patent medicines, resulting in increased competition for these products; (iv) originator strategies to maintain market share, reducing the value of newly launched complex or novel generics; (v) changes to traditional distribution model; and (vi) the recently-enacted U.S. tax reform legislation, which is expected to limit our ability to achieve targeted tax efficiencies compared to prior estimates.

Consequently, we recorded goodwill impairments totaling $17.1 billion in 2017, mainly with respect to our U.S. generics reporting unit.

2017 Annual Results

Revenues in 2017 were $22.4 billion, an increase of 2%, or 6% in local currency terms, compared to 2016, primarily due to: (i) an increase in our generic medicines segment from the inclusion of Actavis Generics revenues for the full year of 2017 as compared to five month in 2016, partially offset by the adverse market dynamics in the United States; (ii) the acquisition of Anda in the fourth quarter of 2016; and (iii) a decrease in revenues of our specialty medicines segment due to generic competition to certain key products.

Exchange rate differences, including the impact of Venezuela, between 2017 and 2016 negatively impacted our revenues by $914 million, our GAAP operating income by $290 million and our non-GAAP operating income by $335 million. Adjustments to the exchange rates used for the Venezuelan bolivar and the November 30, 2017 deconsolidation of our subsidiaries in Venezuela resulted in a decrease of $1,062 million in revenues, a decrease of $249 million in GAAP operating income and a decrease of $323 million in non-GAAP operating income, compared to results in 2016. In light of the political and economic conditions in Venezuela, we excluded changes in revenues and operating profit in Venezuela from any discussion of local currency results.

GAAP gross profit was $10.8 billion in 2017, down 9% compared to 2016. GAAP gross profit margin for the year was 48.4%, compared to 54.1% in 2016. Non-GAAP gross profit was $12.2 billion in 2017, down 9% compared to 2016. Non-GAAP gross profit margin was 54.7% in 2017, compared to 61.3% in 2016. The decrease in GAAP gross profit as a percentage of revenues primarily reflects lower profitability of our generic medicines segment, higher amortization of purchased intangible assets, lower profitability of our specialty medicines segment and the inclusion of Anda, and lower profitability of our other activities, partially offset by lower inventory step-up expenses, inventory related expenses in connection with the devaluation in Venezuela and lower costs related to regulatory actions taken in certain facilities. The decrease in non-GAAP gross profit as a percentage of revenues primarily reflects lower profitability of our generic medicines segment, lower profitability of our specialty medicines segment due to loss of exclusivity of key products, the inclusion of Anda as well as lower profitability of our other activities.

Research and Development (R&D) expenses in 2017 were $1.8 billion, a decrease of 12.5% compared to 2016. R&D expenses excluding equity compensation expenses and purchase of in-process R&D in 2017 were $1.6 billion, or 7.1% of revenues, compared to $1.7 billion, or 7.6%, in 2016. R&D expenses related to our generic medicines segment were $702 million, compared to $659 million in 2016. R&D expenses related to our specialty medicines segment were $884 million, compared to $998 million in 2016.

Selling and Marketing (S&M) expenses in 2017 were $3.7 billion, a decrease of 5.3% compared to 2016. S&M expenses excluding amortization of purchased intangible assets and equity compensation expenses were $3.4 billion, or 15.2% of revenues, in 2017, compared to $3.7 billion, or 17.0% of revenues, in 2016. S&M expenses related to our generic medicines segment were $1.6 billion, a decrease of 8% compared to $1.7 billion in 2016. S&M expenses related to our specialty medicines segment were $1.7 billion, a decrease of 13% compared to $1.9 billion in 2016.

General and Administrative (G&A) expenses in 2017 were $1.3 billion, an increase of $45 million compared to 2016. G&A expenses excluding equity compensation expenses and other expenses were $1.2 billion in 2017, or 5.5% of revenues, compared to $1.2 billion and 5.4% in 2016.

Operating loss was $17.5 billion in 2017, compared to operating income of $2.2 billion in 2016. Non-GAAP operating income was $6.1 billion, down 11% compared to $6.8 billion in 2016.

Adjusted EBITDA (non-GAAP operating income, which excludes amortization and certain other items, and excluding depreciation expenses) for 2017 was $6.7 billion, down 9% compared to 2016.

In 2017, financial expenses were $895 million, compared to $1.3 billion in 2016. Non-GAAP financial expenses were $908 million in 2017, compared to $442 million in 2016.

GAAP income tax expenses in 2017 were $1.9 billion or 11% on a pre-tax loss of $18 billion. In 2016, the provision for income taxes was $521 million or 63% on pre-tax income of $824 million. The provision for non-GAAP income taxes for 2017 amounted to $788 million on pre-tax non-GAAP income of $5.2 billion, for an annual tax rate of 15.3%. The provision for non-GAAP income taxes in 2016 was $1.1 billion on pre-tax non-GAAP income of $6.4 billion, for an annual tax rate of 17.4%.

GAAP net loss attributable to Teva and GAAP diluted loss per share were $16.3 billion and $16.26, respectively, in 2017, compared to net income attributable to Teva of $329 million and a gain per share of $0.07 in 2016. Non-GAAP net income attributable to ordinary shareholders for calculating diluted EPS and non-GAAP diluted EPS were $4.3 billion and $4.01, respectively in 2017, compared to $5.2 billion and $5.14 in 2016.

Non-GAAP information: Net non-GAAP adjustments in 2017 were $20.6 billion. Non-GAAP net income and non-GAAP EPS for the year were adjusted to exclude the following items:

  an impairment of goodwill of $17.1 billion, mainly related to our U.S. generics reporting unit;
  impairment of long-lived assets of $3.8 billion, mainly related to revaluation of generic products acquired from Actavis Generics, discontinued Actavis Generics products and Rimsa products, product and marketing rights related to our business venture in Japan and an impairment of property, plant and equipment of $544 million amortization of purchased intangible assets totaling $1.4 billion, of which $1.2 billion is included in cost of goods sold and the remaining $209 million in selling and marketing expenses;
  restructuring expenses of $535 million;
  charge due to deconsolidation of our subsidiaries in Venezuela of $396 million;
  legal settlements and loss contingencies of $500 million ;
  contingent consideration of $154 million;
  equity compensation of $129 million;
  acquisition and integration expenses of $105 million;
  other R&D expenses of $221 million;
  inventory step-up of $67 million;
  costs related to regulatory actions taken in certain facilities of $47 million;
  financial income of $13 million;
  other non-GAAP items of $160 million;
  gain on sale of business of $1.1 billion;
  minority interest adjustment of negative $270 million; and
  tax effect and other income tax items of $2.7 billion (includes $1.0 billion U.S Tax Cuts and Job Act effect)

We believe that excluding such items facilitates investors' understanding of Teva’s business. See the attached tables for a reconciliation of our U.S. GAAP results to the adjusted non-GAAP figures.

In light of conditions in Venezuela, we concluded that as of November 30, 2017, we do not meet the accounting criteria for control over our wholly-owned subsidiaries in Venezuela and that we no longer have significant influence over such subsidiaries. Therefore, effective November 30, 2017, we deconsolidated the investment in our subsidiaries in Venezuela, recording deconsolidation charges of $396 million.

Cash flow from operations generated during 2017 was $3.5 billion, down 33% compared to $5.2 billion in 2016. Free cash flow, excluding net capital expenditures, was $2.7 billion compared to $4.4 billion in 2016, a decrease of 38%. The decrease was mainly due to business performance as well as higher payments for legal settlements.

Total balance sheet assets were $70.6 billion as of December 31, 2017, compared to $86.1 billion as of September 30, 2017 and $93.1 billion as of December 31, 2016. The decrease from September 30, 2017 was mainly due to impairment of goodwill and long-lived assets.

Cash and investments at December 31, 2017 decreased to $1.1 billion, compared to $0.9 billion at September 30, 2017 and to $1.9 billion at December 31, 2016.

As of December 31, 2017, our debt was $32.5 billion, a decrease of $2.2 billion compared to $34.7 billion as of September 30, 2017, and a decrease of $3.3 billion compared to $35.8 billion as of December 31, 2016. The decrease was mainly due to $4.4 billion of net debt repayments on our various term loans, our revolving credit facility and other short term loans, partially offset by foreign exchange fluctuations of $1.1 billion. The portion of total debt classified as short-term as of December 31, 2017 was 11%.

Total shareholders’ equity was $17.4 billion at December 31, 2017, compared to $30.3 billion at September 30, 2017 and to $35.0 billion at December 31, 2016.

Fourth Quarter 2017 Results

Revenues in the fourth quarter of 2017 were $5.5 billion, down 16% compared to the fourth quarter of 2016, primarily due to the decrease in revenues of our specialty medicines segment due to generic competition for our key products and the challenging market dynamics in the U.S. generics market. Excluding the impact of foreign exchange fluctuations, revenues decreased 12%.

Exchange rate differences including the impact of Venezuela between the fourth quarter of 2017 and the fourth quarter of 2016 reduced revenues by $274 million, GAAP operating income by $118 million and non-GAAP operating income by $181 million.

In the fourth quarter of 2017, the company announced that it would not be paying annual bonuses for 2017 due to the financial results of the company being significantly below the company’s original annual operating plan for the year. As a result, in the fourth quarter of 2017, we reversed amounts accrued for such bonuses during the first three quarters of 2017 and made no further accrual for such bonuses.

GAAP gross profit was $2.5 billion in the fourth quarter of 2017, down 25% compared to the fourth quarter of 2016. GAAP gross profit margin was 46.6% in the quarter, compared to 52.2% in the fourth quarter of 2016. Non-GAAP gross profit was $2.8 billion in the fourth quarter of 2017, down 26% from the fourth quarter of 2016. Non-GAAP gross profit margin was 52.2% in the fourth quarter of 2017, compared to 59.4% in the fourth quarter of 2016.

Research and Development (R&D) expenses in the fourth quarter of 2017 were $360 million, down 47% compared to the fourth quarter of 2016 mainly due to portfolio optimization ,various efficiency measures as well as the reversal of the annual bonus accrual. R&D expenses excluding equity compensation expenses and purchase of in-process R&D in the fourth quarter of 2017 were $310 million or 5.7% of quarterly revenues, compared to $514 million or 7.9% in the fourth quarter of 2016. R&D expenses related to our generic medicines segment were $149 million, compared to $211 million in the fourth quarter of 2016, a decrease of 29%. R&D expenses related to our specialty medicines segment were $162 million, a decrease of 45% compared to $296 million in the fourth quarter of 2016.

Selling and Marketing (S&M) expenses in the fourth quarter of 2017 were $865 million, a decrease of 23% compared to the fourth quarter of 2016. S&M expenses excluding amortization of purchased intangible assets and equity compensation expenses were $791 million, or 14.5% of revenues, in the fourth quarter of 2017, compared to $1.1 billion, or 17% of revenues, in the fourth quarter of 2016 mainly due to various efficiency measures as well as the reversal of the annual bonus accrual. S&M expenses related to our generic medicines segment were $382 million, a decrease of 30% compared to $549 million in the fourth quarter of 2016, mainly due to lower expenses in Venezuela following exchange rate adjustments as well as certain other efficiency measures. S&M expenses related to our specialty medicines segment were $372 million, a decrease of 26% compared to $506 million in the fourth quarter of 2016. The decrease was mainly due to cost reduction and efficiency measures in our commercial operations, aligning with the life cycle of our product portfolio.

General and Administrative (G&A) expenses in the fourth quarter of 2017 were $492 million, compared to $360 million in the fourth quarter of 2016. G&A expenses excluding equity compensation expenses were $477 million in the fourth quarter of 2017, or 8.7% of revenues, compared to $344 million and 53% in the fourth quarter of 2016.

GAAP operating loss was $13.0 billion in the fourth quarter of 2017, compared to an operating loss of $0.1 billion in the fourth quarter of 2016. Non-GAAP operating income was $1.4 billion, down 29%, compared to $1.9 billion in the fourth quarter of 2016.

Adjusted EBITDA (non-GAAP operating income, which excludes amortization and certain other items, and excluding depreciation expenses) was $1.5 billion, down 27% compared to $2.1 billion in the fourth quarter of 2016.

GAAP financial expenses for the fourth quarter of 2017 were $191 million, compared to $777 million in the fourth quarter of 2016. This decrease is mainly due to an impairment of our monetary assets balance sheet items related to Venezuela in the fourth quarter of 2016. Non-GAAP financial expenses were $209 million in the fourth quarter of 2017, compared to $233 million in the fourth quarter of 2016.

We recorded a GAAP income tax benefit for the fourth quarter of 2017 of $1.5 billion, or 11% on pre-tax loss of $13.2 billion., GAAP income taxes in the fourth quarter of 2016 were $57 million, or 6% on pre-tax loss of $914 million. Non-GAAP income taxes for the fourth quarter of 2017 were $183 million on pre-tax non-GAAP income of $1.2 billion, for a quarterly tax rate of 15.6%. Non-GAAP income taxes in the fourth quarter of 2016 were $218 million on pre-tax non-GAAP income of $1.7 billion, for a quarterly tax rate of 12.7%.

GAAP net loss attributable to Teva and GAAP diluted loss per share were $11.6 billion and a loss of $11.41, respectively, in the fourth quarter of 2017, compared to a GAAP net loss of $973 million and a loss of $1.10, respectively, in the fourth quarter of 2016. Non-GAAP net income attributable to ordinary shareholders for calculating diluted EPS and non-GAAP diluted EPS were $1.0 billion and $0.93, respectively, in the fourth quarter of 2017, compared to $1.5 billion and $1.38 in the fourth quarter of 2016.

For the fourth quarter of 2017, the weighted average outstanding shares for the fully diluted earnings per share calculation was 1,017 million on a GAAP basis and 1,018 million on a non-GAAP basis. The number of average weighted diluted shares outstanding used for the fully diluted share calculation for the fourth quarter of 2016 was 1,015 million shares on a GAAP basis and 1,076 million on a non-GAAP basis. The number of shares on a non-GAAP basis in 2016 includes the potential dilution resulting from our mandatory convertible preferred shares, which had a dilutive effect on our non-GAAP earnings per share.

As of December 31, 2017, the fully diluted share count for calculating Teva's market capitalization was approximately 1,086 million shares.

Non-GAAP information: Net non-GAAP adjustments in the fourth quarter of 2017 were $12.5 billion. Non-GAAP net income and non-GAAP EPS for the quarter were adjusted to exclude the following items:

  impairment of goodwill of $11.0 billion, mainly related to our U.S. generics reporting unit;
  impairment of long lived assets of $3.2 billion, mainly related to revaluation of generics products acquired from Actavis Generics, as well as discontinued Actavis Generics and Rimsa products and an impairment of property, plant and equipment of $392 million deconsolidation of our subsidiaries in Venezuela of $396 million;
  amortization of purchased intangible assets totaling $356 million, of which $291 million is included in cost of goods sold and the remaining $65 million in selling and marketing expenses;
  restructuring expenses of $235 million;
  other R&D expenses of $45 million;
  acquisition, integration and related expenses of $18 million;
  contingent consideration income of $25 million;
  equity compensation expenses of $26 million;
  legal settlements and loss contingencies of $176 million;
  other non GAAP items of $41million;
  gain on sale of business of $1.1 billion;
  minority interest adjustment of negative $226 million; and
  tax benefit and other income tax items of $1.7 billion (includes $1.0 billion U.S Tax Cuts and Job Act Effect)

We believe that excluding such items facilitates investors' understanding of its business. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures.

Cash flow from operations generated during the fourth quarter of 2017 was $1.2 billion, a decrease of 17% compared to the fourth quarter of 2016. Free cash flow, excluding net capital expenditures, was $0.9 billion, down 16% compared to the fourth quarter of 2016.

Segment Results for the Fourth Quarter 2017

Generic Medicines Segment

	Three Months Ended December 31,
	2017		2016
	(U.S. $ in millions / % of Segment Revenues)

Revenues	$3,114	100.0%	$3,716	100.0%
Gross profit	1,271	40.8%	1,835	49.4%
R&D expenses	149	4.8%	211	5.7%
S&M expenses	382	12.2%	549	14.8%
Segment profit*	$740	23.8%	$1,075	28.9%
_______________
* Segment profit consists of gross profit for the segment, less R&D and S&M expenses related to the segment. Segment profit does not include G&A expenses, amortization and certain other items.

Generic Medicines Revenues

Generic medicines revenues in the fourth quarter of 2017 were $3.1 billion, a decrease of 16% compared to the fourth quarter of 2016.

Generic revenues consisted of:

  U.S. revenues of $1.2 billion, a decrease of 15% compared to the fourth quarter of 2016, mainly due to challenging market dynamics including pricing declines resulting from customer consolidation into large buying groups and accelerated FDA approvals for additional generic versions of competing off-patent medicines, partially offset by new product launches.
  European revenues of $1.1 billion, flat compared to the fourth quarter of 2016, or a decrease of 8% in local currency terms, compared to the fourth quarter of 2016, mainly due to the exclusion of revenues of Actavis U.K., which was divested in January 2017.
  ROW revenues of $864 million, a decrease of 31%, or an increase of 2% in local currency terms, compared to the fourth quarter of 2016. The increase in local currency terms was mainly due to increased sales in Russia and Israel.
  Our OTC revenues related to PGT were $217 million, a decrease of 46% compared to $399 million in the fourth quarter of 2016. In local currency terms, revenues increased 9%. PGT’s in-market sales excluding Venezuela were $353 million in the fourth quarter of 2017, an increase of $45 million, or 10% in local currency terms, compared to the fourth quarter of 2016.
  API sales to third parties of $181 million (which are included in the market revenues above) were flat compared to the fourth quarter of 2016.

Generic medicines revenues comprised 57% of our total revenues in the fourth quarter of 2017, the same as in the fourth quarter of 2016.

Generic Medicines Gross Profit

Gross profit of our generic medicines segment in the fourth quarter of 2017 was $1.3 billion, a decrease of 31% compared to $1.8 billion in the fourth quarter of 2016. The lower gross profit was mainly due to higher production expenses, market dynamics in the United States as well as lower revenues in Venezuela following the continued currency devaluation.

Gross profit margin for our generic medicines segment in the fourth quarter of 2017 decreased to 40.8%, compared to 49.4% in the fourth quarter of 2016.

Generic Medicines Profit

Our generic medicines segment generated profit of $740 million in the fourth quarter of 2017, a decrease of 31% compared to the fourth quarter of 2016. Generic medicines profitability as a percentage of generic medicines revenues was 23.8% in the fourth quarter of 2017, down from 28.9% in the fourth quarter of 2016.

Specialty Medicines Segment

	Three Months Ended December 31,
	2017		2016
	(U.S. $ in millions / % of Segment Revenues)

Revenues	$1,795	100.0%	$2,203	100.0%
Gross profit	1,515	84.4%	1,926	87.4%
R&D expenses	162	9.0%	296	13.4%
S&M expenses	372	20.7%	506	23.0%
Segment profit*	$981	54.7%	$1,124	51.0%
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* Segment profit is comprised of gross profit for the segment, less R&D and S&M expenses related to the segment. Segment profit does not include G&A expenses, amortization and certain other items.

Specialty Medicines Revenues

Specialty medicines revenues in the fourth quarter of 2017 were $1.8 billion, down 19% compared to the fourth quarter of 2016. The decrease in specialty medicines revenues compared to the fourth quarter of 2016 was primarily due to lower sales of our CNS products and the November 2017 divestiture of certain women health products in the United States. In addition, in the fourth quarter of 2016, we also benefited from a payment of $150 million, which we received in connection with our agreement to sell our royalties and other rights in Ninlaro® (ixazomib) to a subsidiary of Takeda.

U.S. specialty medicines revenues were $1.2 billion, down 32% compared to the fourth quarter of 2016. European specialty medicines revenues were $476 million, an increase of 24%, or 14% in local currency terms, compared to the fourth quarter of 2016. ROW specialty revenues were $154 million, up 51%, or 49% in local currency terms, compared to the fourth quarter of 2016. The increase in specialty medicines revenues in ROW compared to the fourth quarter of 2016 was primarily due to reclassification of income from certain intangible assets which were previously recorded in G&A accounts. Specialty medicines revenues comprised 33% of our total revenues in the quarter, compared to 34% in the fourth quarter of 2016.

The following table presents revenues by therapeutic area and key products for our specialty medicines segment for the three months ended December 31, 2017 and 2016:

	Three Months Ended December 31 December 31,		Percentage Change
	2017	2016	2017 – 2016
	(U.S. $ in millions)
CNS	$984	$1,243	(21%)
Copaxone®	821	1,015	(19%)
Azilect®	40	88	(55%)
Nuvigil®	9	25	(64%)
Respiratory	293	325	(10%)
ProAir®	102	139	(27%)
QVAR®	61	116	(47%)
Oncology	283	268	6%
Bendeka® and Treanda®	157	150	5%
Women's Health	68	122	(44%)
Other Specialty*	167	245	(32%)
Total Specialty Medicines	$1,795	$2,203	(19%)

Global revenues of COPAXONE® were $821 million in the fourth quarter of 2017, a decrease of 19% compared to the fourth quarter of 2016.

In October 2017, the FDA approved a generic version of Copaxone 40 mg /mL and an additional generic version of COPAXONE 20 mg/mL. A generic version of COPAXONE 40 mg /mL was launched in the U.S. market. In the EU, a non-substitutable version of COPAXONE 40 mg/mL was approved.

COPAXONE revenues in the United States were $622 million, down 25% compared to $829 million in the fourth quarter of 2016, mainly due to generic competition, which resulted in higher rebates and lower volumes, partially offset by a price increase of 7.9% in January 2017, for both the 20 mg/mL and 40 mg/mL versions. At the end of the fourth quarter of 2017, according to December 2017 IQVIA (formerly IMS Health) data, our U.S. market share for the COPAXONE products in terms of new and total prescriptions were 27.8% and 25.7%, respectively. Copaxone revenues outside the United States were $199 million, an increase of 7%, or flat in local currency terms, compared to the fourth quarter of 2016.

Our global AZILECT® revenues were $40 million, a decrease of 55% compared to the fourth quarter of 2016 following the introduction of generic competition to AZILECT in the United States in 2017.

Revenues of our respiratory products were $293 million in the fourth quarter of 2017, down 10% compared to $325 million in the fourth quarter of 2016. ProAir® revenues in the quarter were $102 million, down 27% compared to the fourth quarter of 2016. QVAR® global revenues were $61 million in the fourth quarter of 2017, down 47% compared to the fourth quarter of 2016. Both ProAir and QVAR were affected by negative net pricing effects.

Revenues of our oncology products were $283 million in the fourth quarter of 2017, up 6% compared to the fourth quarter of 2016. Revenues of TREANDA® and BENDEKA® were $157 million, up 5% compared to the fourth quarter of 2016.

Specialty Medicines Gross Profit

Gross profit of our specialty medicines segment was $1.5 billion in the fourth quarter of 2017, down 21% compared to $1.9 billion in the fourth quarter of 2016. Gross profit margin for our specialty medicines segment in the fourth quarter of 2017 was 84.4%, compared to 87.4% in the fourth quarter of 2016.

Specialty Medicines Profit

Our specialty medicines segment profit was $1.0 billion in the fourth quarter of 2017, down 13% compared to the fourth quarter of 2016.

Specialty medicines profit as a percentage of segment revenues was 54.7% in the fourth quarter of 2017, up from 51.0% in the fourth quarter of 2016.

The following tables present details of our multiple sclerosis franchise and of our other specialty medicines for the three months ended December 31, 2017 and 2016:

	Multiple Sclerosis
	Three months ended December 31,
	2017		2016
	(U.S.$ in millions / % of MS Revenues)

Revenues	$821	100.0%	$1,015	100.0%
Gross profit	747	91.0%	927	91.3%
R&D expenses	11	1.3%	30	3.0%
S&M expenses	66	8.1%	81	7.9%
MS profit	$670	81.6%	$816	80.4%

	Other Specialty
	Three months ended December 31,
	2017		2016
	U.S.$ in millions / % of Other Specialty Revenues

Revenues	$974	100.0%	$1,188	100.0%
Gross profit	768	78.9%	999	84.1%
R&D expenses	151	15.5%	266	22.4%
S&M expenses	306	31.5%	425	35.8%
Other Specialty profit	$311	31.9%	$308	25.9%

In December 2017, our Biologics License Application for fremanezumab was accepted for filing by the FDA and was granted fast track designation for the prevention of cluster headache. On February 2, 2018, the EMA accepted a Marketing Authorization Application for fremanezumab.

Celltrion is our sole source for API production for fremanezumab and also for Celltrion’s products CT-P10 (biosimilar candidate to Rituxan® US) and CT-P6 (biosimilar candidate to Herceptin® US). In January 2018, Celltrion received an FDA warning letter for its facility in Incheon, South Korea. It is likely that the remediation by Celltrion of the issues addressed in the warning letter will result in a delayed approval of the biosimilar products by the FDA. We are in active dialogue with the FDA in an effort to maintain our priority date for the approval of fremanezumab.

Other Activities

Other revenues, primarily sales of third-party products for which we act as distributor, mostly in the United States via Anda, as well as in Israel and Hungary, sales of medical devices, contract manufacturing services related to products divested in connection with the Actavis Generics acquisition and other miscellaneous items, were $550 million in the fourth quarter of 2017, compared to $573 million, in the fourth quarter of 2016.

Outlook for 2018 Non-GAAP Results

FY 2018
Revenues	$18.3-18.8 billion
Non-GAAP Operating Income	$4.0-4.3 billion
EBITDA	$4.7-5.0 billion
Non-GAAP EPS	$2.25-2.50
Weighted average number of shares	1,030 million
Free Cash flow	$2.6-2.8 billion

These estimates reflect management`s current expectations for Teva's performance in 2018. Actual results may vary, whether as a result of market conditions, exchange rate fluctuations, or other factors. In addition, the non-GAAP figures exclude the amortization of purchased intangible assets, costs related to certain regulatory actions, inventory step-up, legal settlements and reserves, impairments and related tax effects.

Dividends

As part of our restructuring plan, in December 2017, we announced an immediate suspension of dividends on our ordinary shares and ADSs and that dividends on our mandatory convertible preferred shares will be evaluated on a quarterly basis per current practice.

Teva has suspended dividends on its mandatory convertible preferred shares in the fourth quarter of 2017, due to its negative net retained earnings

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Thursday, February 8, 2018 at 8:00 a.m. ET. to discuss its fourth quarter and annual 2017 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers (at least 10 minutes before the scheduled start time): United States 1-866-869-2321; Canada 1-866-766-8269 or International +44(0) 203 0095710; passcode: 5279244. For a list of other international toll-free numbers, click here.

A live webcast of the call will also be available on Teva's website at: ir.tevapharm.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website. The replay can also be accessed until March 8, 2018, 9:00 a.m. ET by calling United States 1-866-247-4222; Canada 1-866-878-9237 or International +44(0) 1452550000; passcode: 5279244.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading global pharmaceutical company that delivers high-quality, patient-centric healthcare solutions used by millions of patients every day. Headquartered in Israel, Teva is the world’s largest generic medicines producer, leveraging its portfolio of more than 1,800 molecules to produce a wide range of generic products in nearly every therapeutic area. In specialty medicines, Teva has a world-leading position in innovative treatments for disorders of the central nervous system, including pain, as well as a strong portfolio of respiratory products. Teva integrates its generics and specialty capabilities in its global research and development division to create new ways of addressing unmet patient needs by combining drug development capabilities with devices, services and technologies. Teva's net revenues in 2017 were $22.4 billion. For more information, visit www.tevapharm.com.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, adjusted EBITDA, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP net income and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our generics medicines business, including: that we are substantially more dependent on this business, with its significant attendant risks, following our acquisition of Allergan plc’s worldwide generic pharmaceuticals business; consolidation of our customer base and commercial alliances among our customers; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; price erosion relating to our generic products, both from competing products and increased regulation; delays in launches of new generic products; our ability to take advantage of high-value biosimilar opportunities; efforts of pharmaceutical companies to limit the use of generics including through legislation and regulations; the difficulty and expense of obtaining licenses to proprietary technologies; returns, allowances and chargebacks; and investigations of the calculation of wholesale prices;
  our specialty medicines business, including: competition for our specialty products, especially COPAXONE®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; our ability to achieve expected results from investments in our product pipeline; competition from companies with greater resources and capabilities; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantially increased indebtedness and significantly decreased cash on hand, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, and may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: failure to effectively execute the recently announced restructuring plan; uncertainties related to, and failure to achieve, the potential benefits and success of our new senior management team and organizational structure; harm to our pipeline of future products due to the expected review of our R&D programs; our ability to develop and commercialize additional pharmaceutical products; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; compliance with sanctions and other trade control laws; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the failure to recruit or retain key personnel; variations in intellectual property laws that may adversely affect our ability to manufacture our products; challenges associated with conducting business globally, including adverse effects of political or economic instability, major hostilities or terrorism; significant sales to a limited number of customers in our U.S. market; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets ;
  compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; governmental investigations into sales and marketing practices; potential liability for patent infringement; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in our Annual Report on Form 20-F for the year ended December 31, 2016, including in the section captioned “Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov and www.tevapharm.com. Additional information will be set forth in our Annual Report on Form 10-K that will be filed for the year ended Dec. 31, 2017, which should be read in conjunction with these financial results. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income (Loss)
(U.S. dollars in millions, except share and per share data)

		Three months ended		Year ended
		December 31,		December 31,
		2017	2016	2017	2016
		Unaudited	Unaudited	Audited	Audited
Net revenues		5,459	6,492	22,385	21,903
Cost of sales		2,917	3,102	11,560	10,044
Gross profit		2,542	3,390	10,825	11,859
Research and development expenses		360	684	1,848	2,111
Selling and marketing expenses		865	1,129	3,656	3,860
General and administrative expenses		492	360	1,330	1,285
Goodwill impairment		11,000	900	17,100	900
Other asset impairments, restructuring and other items		3,865	998	5,074	1,419
Legal settlements and loss contingencies		176	225	500	899
Other income		(1,199)	(769)	(1,199)	(769)
Operating income (loss)		(13,017)	(137)	(17,484)	2,154
Financial expenses – net		191	777	895	1,330
Income (loss) before income taxes		(13,208)	(914)	(18,379)	824
Income taxes (benefit)		(1,471)	57	(1,933)	521
Share in (profits) losses of associated companies, net		(7)	3	3	(8)
Net income (loss)		(11,730)	(974)	(16,449)	311
Net loss attributable to non-controlling interests		(195)	(1)	(184)	(18)
Net income (loss) attributable to Teva		(11,535)	(973)	(16,265)	329
Dividends on preferred shares		65	65	260	261
Net income (loss) attributable to Teva's ordinary shareholders		(11,600)	(1,038)	(16,525)	68

Earnings per share attributable to ordinary shareholders:	Basic ($)	(11.41)	(1.11)	(16.26)	0.07
	Diluted ($)	(11.41)	(1.10)	(16.26)	0.07
Weighted average number of shares (in millions):	Basic	1,017	1,015	1,016	955
	Diluted	1,017	1,015	1,016	961

Non-GAAP net income attributable to ordinary shareholders:*		1,014	1,415	4,335	4,983
Non-GAAP net income attributable to Teva:**		1,014	1,480	4,335	5,244

Non-GAAP earnings per share attributable to ordinary shareholders:*	Basic ($)	0.93	1.41	4.01	5.22
	Diluted ($) **	0.93	1.38	4.01	5.14

Weighted average number of shares (in millions):	Basic	1,017	1,015	1,016	955
	Diluted	1,018	1,076	1,018	1,020

* See reconciliation attached.
**Dividends on the mandatory convertible preferred shares of $261 million for the year ended December 31, 2016, and dividend of $65 for the three months ended December 31, 2016 are added back to non-GAAP net income attributable to ordinary shareholders, since such preferred shares had a dilutive effect on non-GAAP earnings per share.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Audited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	963	988
Trade receivables	7,128	7,523
Inventories	4,924	4,954
Prepaid expenses	1,100	1,629
Other current assets	701	1,293
Assets held for sale	566	841
Total current assets	15,382	17,228
Deferred taxes, deferred charges and other assets	574	625
Other non-current assets	932	1,235
Property, plant and equipment, net	7,673	8,073
Identifiable intangible assets, net	17,640	21,487
Goodwill	28,414	44,409
Total assets	70,615	93,057

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	3,646	3,276
Sales reserves and allowances	7,881	7,839
Trade payables	2,069	2,157
Employee-related obligations	549	859
Accrued expenses	3,014	3,405
Other current liabilities	724	836
Liabilities held for sale	38	116
Total current liabilities	17,921	18,488

Long-term liabilities:
Deferred income taxes	3,277	5,413
Other taxes and long-term liabilities	1,843	1,639
Senior notes and loans	28,829	32,524
Total long-term liabilities	33,949	39,576
Equity:
Teva shareholders’ equity:	17,359	33,337
Non-contolling interests	1,386	1,656
Total equity	18,745	34,993
Total liabilities and equity	70,615	93,057

Condensed Consolidated Cash Flow
(U.S. Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	Unaudited	Unaudited	Audited	Audited
Operating activities:
Net income (loss)	(11,730)	(974)	(16,449)	311
Net change in operating assets and liabilities	392	119	(363)	1,219
Items not involving cash flow	12,517	2,280	20,319	3,695
Net cash provided by operating activities	1,179	1,425	3,507	5,225

Net cash provided by (used in) investing activities	1,592	(797)	2,164	(35,740)

Net cash provided by (used in) financing activities	(2,506)	(701)	(5,750)	25,217

Translation adjustment on cash and cash equivalents	18	(496)	54	(660)

Net change in cash and cash equivalents	283	(569)	(25)	(5,958)

Balance of cash and cash equivalents at beginning of period	680	1,557	988	6,946

Balance of cash and cash equivalents at end of period	963	988	963	988

Non-GAAP reconciliation items
(U.S. Dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	Unaudited	Unaudited	Audited	Audited
Amortization of purchased intangible assets	356	182	1,444	993
Goodwill impairment	11,000	900	17,100	900
Legal settlements and loss contingencies	176	225	500	899
Other asset impairments, restructuring and other items	3,218	132	3,782	746
Other R&D expenses	45	164	221	426
Inventory step-up	-	140	67	383
Acquisition, integration and related expenses	18	77	105	261
Restructuring expenses	235	91	535	245
Costs related to regulatory actions taken in facilities	(1)	30	47	153
Equity compensation	26	38	129	121
Contingent consideration	(25)	(2)	154	83
Gain on sales of business	(1,083)	(27)	(1,083)	(720)
Venezuela deconsolidation charge	396	-	396	-
Other non-GAAP items	41	131	160	203
Financial expense (income)	(18)	544	(13)	888
Tax effect and other income tax items*	(1,654)	(161)	(2,721)	(593)
Impairment of equity investment─net	45	-	47	3
Minority interest changes	(226)	(11)	(270)	(76)
*Includes $1.0 billion U.S Tax Cuts and Job Act Effect

Reconciliation between net income (loss) attributable to ordinary shareholders and earnings per share as reported under US GAAP to non-GAAP net income attributable to ordinary shareholders and earnings per share

		Year ended December 31, 2017					Year ended December 31, 2016
		U.S. dollars and shares in millions (except per share amounts)
		GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues	GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues

	Gross profit (1)	10,825	1,419	-	12,244	55%	11,859	1,559	-	13,418	61%
	Operating income (1)(2)	(17,484)	23,557	-	6,073	27%	2,154	4,693	-	6,847	31%
	Net income attributable to ordinary shareholders (1)(2)(3)(4)	(16,525)	20,600	-	4,075	18%	68	4,915	261	5,244	24%
	Earnings per share attributable to ordinary shareholders - diluted (5)	(16.26)	20.27	-	4.01		0.07	5.07	-	5.14

(1)	Amortization of purchased intangible assets		1,235					881
	Inventory step-up		67					383
	Costs related to regulatory actions taken in facilities		47					153
	Equity compensation		23					14
	Other COGS related adjustments(6)		47					128
	Gross profit adjustments		1,419					1,559

(2)	Goodwill impairment		17,100					900
	Legal settlements and loss contingencies		500					899
	Impairment of long-lived assets		3,782					746
	Other R&D expenses		221					426
	Acquisition, integration and related expenses		105					261
	Restructuring expenses		535					245
	Amortization of purchased intangible assets		209					112
	Equity compensation		106					107
	Contingent consideration		154					83
	Gain on sale of business		(1,083)					(720)
	Venezuela deconsolidation charge		396					-
	Other operating related expenses		113					75
			22,138					3,134

	Operating income adjustments		23,557					4,693

(3)	Finance expense (Income)		(13)					888
(7)	Tax effect and other income tax items*		(2,721)					(593)
	Changes in minority interest		(270)					(76)
	Impairment of equity investment─net		47					3

	Net income adjustments		20,600					4,915

(4)	Non-GAAP net income attributable to ordinary shareholders for the year ended December 31, 2016 includes an add back of $261 million of accrued dividends on preferred shares since they had a dilutive effect on earnings per share.

(5)	The non-GAAP weighted average number of shares was 1,016 million for the year ended December 31, 2017. Non-GAAP earnings per share can be reconciled with GAAP earnings per share by dividing each of the amounts included in footnotes 1-3 above by the applicable weighted average share number.

(6)	Includes for 2016, $133 million in inventory-related expenses in connection with the devaluation in Venezuela.

(7)	Includes $1.0 billion U.S tax cuts and jobs act effect

Reconciliation between net income (loss) attributable to ordinary shareholders and earnings per share as reported under US GAAP to non-GAAP net income attributable to ordinary shareholders and earnings per share

		Three months ended December 31, 2017					Three months ended December 31, 2016
		U.S. dollars and shares in millions (except per share amounts)
		GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues	GAAP	Non-GAAP Adjustments	Dividends on Preferred Shares	Non-GAAP	% of Net Revenues

	Gross profit (1)	2,542	305	-	2,847	52%	3,390	469	-	3,859	59%
	Operating Profit (loss) (1)(2)	(13,017)	14,402	-	1,385	25%	(137)	2,081	-	1,944	30%
	Net income (loss) attributable to ordinary shareholders (1)(2)(3)(4)	(11,535)	12,549	-	1,014	19%	(1,038)	2,453	65	1,480	23%
	Earnings per share attributable to ordinary shareholders - diluted (5)	(11.41)	12.34	-	0.93		(1.10)	2.48	-	1.38

(1)	Amortization of purchased intangible assets		291					170
	Inventory step-up		-					140
	Costs related to regulatory actions taken in facilities		(1)					30
	Equity compensation		5					4
	Other COGS related adjustments(6)		10					125
	Gross profit adjustments		305					469

(2)	Goodwill impairment		11,000					900
	Legal settlements and loss contingencies		176					225
	Impairment of long-lived assets		3,218					132
	Other R&D expenses		45					164
	Acquisition, integration and related expenses		18					77
	Restructuring expenses		235					91
	Amortization of purchased intangible assets		65					12
	Equity compensation		21					34
	Contingent consideration		(25)					(2)
	Gain on sale of business		(1,083)					(27)
	Venezuela deconsolidation charge		396					-
	Other operating related expenses		31					6
			14,097					1,612

	Operating profit adjustments		14,402					2,081

(3)	Finance expense		(18)					544
	Tax effect and other income tax items*		(1,654)					(161)
	Changes in minority interest		(226)					(11)
	Impairment of equity investment─net		45					-

	Net income adjustments		12,549					2,453

(4)	Non-GAAP net income attributable to ordinary shareholders for the three months ended December 31, 2016 includes an add back of $65 million of accrued dividends on preferred shares since they had a dilutive effect on earnings per share.

(5)	The non-GAAP weighted average number of shares was 1,018 and 1,076 million for the three months ended December 31, 2017 and 2016, respectively. Non-GAAP earnings per share can be reconciled with GAAP earnings per share by dividing each of the amounts included in footnotes 1-3 above by the applicable weighted average share number.

Segment Information

	Generic Medicines
	Three months ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Unaudited, U.S.$ in millions / % of Segment Revenues

Revenues	$3,114	100.0%	$3,716	100.0%	(16%)
Gross profit	1,271	40.8%	1,835	49.4%	(31%)
R&D expenses	149	4.8%	211	5.7%	(29%)
S&M expenses	382	12.2%	549	14.8%	(30%)
Segment profit*	$740	23.8%	$1,075	28.9%	(31%)

	Specialty Medicines
	Three months ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Unaudited, U.S.$ in millions / % of Segment Revenues

Revenues	$1,795	100.0%	$2,203	100.0%	(19%)
Gross profit	1,515	84.4%	1,926	87.4%	(21%)
R&D expenses	162	9.0%	296	13.4%	(45%)
S&M expenses	372	20.7%	506	23.0%	(26%)
Segment profit*	$981	54.7%	$1,124	51.0%	(13%)
_______________
* Segment profit consists of gross profit for the segment, less R&D and S&M expenses related to the segment. Segment profit does not include G&A expenses, amortization and certain other items. Beginning in 2016, our OTC business is included in our generics medicines segment. The data presented have been conformed to reflect these changes for all relevant periods.

Segment Information

	Generic Medicines
	Year ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Audited, U.S.$ in millions / % of Segment Revenues

Revenues	$12,257	100.0%	$11,990	100.0%	2%
Gross profit	5,115	41.7%	5,696	47.5%	(10%)
R&D expenses	702	5.7%	659	5.5%	7%
S&M expenses	1,584	12.9%	1,727	14.4%	(8%)
Segment profit*	$2,829	23.1%	$3,310	27.6%	(15%)

	Specialty Medicines
	Year ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Audited, U.S.$ in millions / % of Segment Revenues

Revenues	$7,914	100.0%	$8,674	100.0%	(9%)
Gross profit	6,877	86.9%	7,558	87.1%	(9%)
R&D expenses	884	11.2%	998	11.5%	(11%)
S&M expenses	1,660	20.9%	1,899	21.9%	(13%)
Segment profit*	$4,333	54.8%	$4,661	53.7%	(7%)
_______________
* Segment profit consists of gross profit for the segment, less R&D and S&M expenses related to the segment. Segment profit does not include G&A expenses, amortization, inventory step up and certain other items. See note 20 to our consolidated financial statements and “Operating Income” below for additional information.

Additional information

	MS Specialty
	Three months ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Unaudited, U.S.$ in millions / % of MS Specialty Revenues

Revenues	$821	100.0%	$1,015	100.0%	(19%)
Gross profit	747	91.0%	927	91.3%	(19%)
R&D expenses	11	1.3%	30	3.0%	(63%)
S&M expenses	66	8.1%	81	7.9%	(19%)
MS profit	$670	81.6%	$816	80.4%	(18%)

	Other Specialty
	Three months ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Unaudited, U.S.$ in millions / % of Specialty Revenues

Revenues	$974	100.0%	$1,188	100.0%	(18%)
Gross profit	768	78.9%	999	84.1%	(23%)
R&D expenses	151	15.5%	266	22.4%	(43%)
S&M expenses	306	31.5%	425	35.8%	(28%)
Other Specialty profit	$311	31.9%	$308	25.9%	1%

Additional information

	MS Specialty
	Year ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Audited, U.S.$ in millions / % of MS Specialty Revenues

Revenues	$3,801	100.0%	$4,223	100.0%	(10%)
Gross profit	3,478	91.5%	3,857	91.3%	(10%)
R&D expenses	69	1.8%	95	2.2%	(27%)
S&M expenses	346	9.1%	327	7.8%	6%
MS profit	$3,063	80.6%	$3,435	81.3%	(11%)

	Other Specialty
	Year ended December 31,				Percentage Change
	2017		2016		2017 - 2016
	Audited, U.S.$ in millions / % of Specialty Revenues

Revenues	$4,113	100.0%	$4,451	100.0%	(8%)
Gross profit	3,399	82.6%	3,701	83.1%	(8%)
R&D expenses	815	19.8%	903	20.3%	(10%)
S&M expenses	1,314	31.9%	1,572	35.3%	(16%)
Other Specialty profit	$1,270	30.9%	$1,226	27.5%	4%

Reconciliation of our segment profit
to consolidated income before income taxes

	Three months ended December 31,
	2017	2016
	Unaudited, U.S.$ in millions
Generic medicines profit	$740	$1,075
Specialty medicines profit	981	1,124
Total segment profit	1,721	2,199
Profit of other activities	25	40
Total profit	1,746	2,239
Amounts not allocated to segments:
Amortization	356	182
General and administrative expenses	492	360
Other asset impairments, restructuring and other items	3,865	998
Goodwill impairment	11,000	900
Inventory step-up	-	140
Other R&D expenses	45	164
Costs related to regulatory actions taken in facilities	(1)	30
Legal settlements and loss contingencies	176	225
Venezuela deconsolidation charge	396	-
Gain on sales of business	(1,083)	(27)
Other unallocated amounts (1)	(483)	(596)

Consolidated operating loss	(13,017)	(137)
Financial expenses - net	191	777
Consolidated loss before income taxes	$(13,208)	$(914)
(1) Includes for 2016, $133 million in inventory related-expenses in connection with the devaluation in Venezuela.

Reconciliation of our segment profit
to consolidated income before income taxes

	Year ended December 31,
	2017	2016
	Audited, U.S.$ in millions
Generic medicines profit	$2,829	$3,310
Specialty medicines profit	4,333	4,661
Total segment profit	7,162	7,971
Profit of other activities	86	68
Total profit	7,248	8,039
Amounts not allocated to segments:
Amortization	1,444	993
General and administrative expenses	1,330	1,285
Other asset impairments, restructuring and other items	5,074	1,419
Goodwill impairment	17,100	900
Inventory step-up	67	383
Other R&D expenses	221	426
Costs related to regulatory actions taken in facilities	47	153
Legal settlements and loss contingencies	500	899
Venezuela deconsolidation charge	396	-
Gain on sales of business	(1,083)	(720)
Other unallocated amounts	(364)	147
Consolidated operating income (loss)	$(17,484)	$2,154
Financial expenses - net	895	1,330
Consolidated income (loss) before income taxes	(18,379)	824
(1) Includes for 2016, $133 million in inventory related-expenses in connection with the devaluation in Venezuela.

Revenues by Activity and Geographical Area
(Unaudited)

	Three Months Ended December 31,		Percentage Change	Percentage Change
	2017	2016	2017 - 2016	2017 - 2016
	U.S. $ in millions			in local currencies
Generic Medicines
United States	$1,186	$1,395	(15%)	(15%)
Europe	1,064	1,069	§	(8%)
Rest of the World.	864	1,252	(31%)	2%
Total Generic Medicines	3,114	3,716	(16%)	(7%)
Specialty Medicines
United States	1,165	1,717	(32%)	(32%)
Europe	476	384	24%	14%
Rest of the World.	154	102	51%	49%
Total Specialty Medicines.	1,795	2,203	(19%)	(20%)
Other Revenues
United States	310	350	(11%)	(11%)
Europe	71	72	(1%)	(8%)
Rest of the World.	169	151	12%	4%
Total Other Revenues	550	573	(4%)	(7%)
Total Revenues	$5,459	$6,492	(16%)	(12%)
*In light of the political and economic conditions in Venezuela, we exclude the quarterly changes in revenues and operating profit in Venezuela from any discussion of local currency results.
§ Less than 0.5%.

Revenues by Activity and Geographical Area
(Audited)
	Year Ended December 31,		Percentage Change	Percentage Change
	2017	2016	2017 - 2016	2017 - 2016
	(U.S. $ in millions)			in local currencies
Generic Medicines
United States	$ 5,036	$ 4,556	11%	11%
Europe	3,994	3,563	12%	11%
Rest of the World	3,227	3,871	(17%)	10%
Total Generic Medicines	12,257	11,990	2%	10%
Specialty Medicines
United States	5,686	6,724	(15%)	(15%)
Europe	1,780	1,598	11%	10%
Rest of the World	448	352	27%	27%
Total Specialty	7,914	8,674	(9%)	-9%
Other Revenues
United States	1,251	369	239%	239%
Europe	308	248	24%	22%
Rest of the World	655	622	5%	0%
Total Other Revenues	2,214	1,239	79%	76%
Total Revenues	$ 22,385	$ 21,903	2%	6%
_______________
*In light of the political and economic conditions in Venezuela, we exclude the quarterly changes in revenues and operating profit in Venezuela from any discussion of local currency results.

Revenues by Product line
(Unaudited)

	Three Months Ended December 31,		Percentage Change
	2017	2016	2017 - 2016
	U.S. $ in millions

Generic Medicines	$ 3,114	$ 3,716	(16%)
OTC	304	412	(26%)
API	181	181	§
Specialty Medicines	1,795	2,203	(19%)
CNS	984	1,243	(21%)
Copaxone®	821	1,015	(19%)
Azilect®	40	88	(55%)
Nuvigil®	9	25	(64%)
Respiratory	293	325	(10%)
ProAir®	102	139	(27%)
Qvar®	61	116	(47%)
Oncology	283	268	6%
Bendeka® and Treanda®	157	150	5%
Women's Health	68	122	(44%)
Other Specialty	167	245	(32%)
All Others	550	573	(4%)
Total	$ 5,459	$ 6,492	(16%)

Revenues by Product line
(Audited)

	Year Ended December 31,		Percentage Change
	2017	2016	2017 - 2016
	U.S. $ in millions

Generic Medicines	$ 12,257	$ 11,990	2%
OTC	1,157	1,361	(15%)
API	753	776	(3%)
Specialty Medicines	7,914	8,674	(9%)
CNS	4,426	5,283	(16%)
Copaxone®	3,801	4,223	(10%)
Azilect®	170	410	(59%)
Nuvigil®	61	200	(70%)
Respiratory	1,270	1,274	§
ProAir®	501	565	(11%)
Qvar®	361	462	(22%)
Oncology	1,135	1,139	§
Bendeka® and Treanda®	658	661	§
Women's Health	426	458	(7%)
Other Specialty*	657	520	26%
All Others	2,214	1,239	79%
Total	$ 22,385	$ 21,903	2%
* Includes aggregate payments of $150 million related to the Ninlaro® transaction in the first half of 2017.
§ Less than 0.5%.

CONTACT:
Teva Pharmaceutical Industries Ltd.
IR Contacts:
United States
Kevin C. Mannix, 215-591-8912
or
Israel
Ran Meir, 972 (3) 926-7516
or
Tomer Amitai, 972 (3) 926-7656
or
PR Contacts:
Israel
Iris Beck Codner, 972 (3) 926-7208
or
United States
Kaelan Hollon, 202-412-7076